Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Edward A. Mueller (“Executive”) and Qwest Communications International Inc., a Delaware corporation (together with Qwest Corporation, the “Company”).

WITNESSETH

WHEREAS, Executive and the Company entered into an Amended Employment Agreement dated August 29, 2007, as amended by an Amendment to Amended Employment Agreement dated October 15, 2008 (together, the “Prior Agreement”); and

WHEREAS, Executive and the Company wish to amend and restate the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained Executive and the Company hereby agree as follows:

1.             Employment Term

This Agreement shall be in effect beginning on August 29, 2007 (the “Effective Date”), and terminating upon the earlier of (i) three years (the “Initial Term”) or (ii) the Date of Termination as defined in Paragraph 4.6(b).  If not terminated earlier, this Agreement will automatically be renewed at the end of its Initial Term and on each anniversary thereafter for a period of one year unless either party gives written notice of cancellation to the other party at least 90 days prior to the end of the Initial Term or anniversaries thereof.  The period of time from the Effective Date through the date the Date of Termination is referred to as the “Employment Term.”

2.             Employment

2.1           Engagement.  (a)  During the Employment Term, Executive shall serve as Chief Executive Officer of the Company, shall report directly to the Company’s Board of Directors (the “Board”), and shall be responsible for the duties normally and customarily attendant to such office.  Such duties, responsibilities, power and authority shall include, without limitation, responsibility for the management, operation, strategic direction, and overall conduct of the business of the Company.  All other employees of the Company shall report to the Executive and not directly to the Board.  Executive also shall render such other services and duties of an executive nature consistent with the duties of the most senior executive officer of the Company as may from time to time be designated by the Board.  Executive shall be an employee of Qwest Corporation.

(b)           During the Agreement Term, while Executive is employed by the Company, the Company shall use its best efforts to cause Executive to be appointed to the Board as a director and to be elected as Chairman and to include Executive in the Board’s slate of nominees for election as a director at the applicable annual meeting of the Company’s shareholders and shall recommend to the shareholders that Executive be elected as a director of the Company.

2.2           Place of Employment.  Executive’s primary workplace shall be the Company’s offices in Denver, Colorado, except for usual and customary travel on the Company’s business.  Executive will be required to maintain a residence in the Denver, Colorado area during the Employment Term.

2.3           Exclusive Employment.  During the Employment Term, Executive shall devote his full business time to his duties and responsibilities set forth in Paragraph 2.1.  Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Board, during the Employment Term, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may (i) engage in civic, philanthropic and community service activities, (ii) make and maintain outside personal investments, and (iii) serve on the boards of the companies listed on Exhibit A hereto and any other company pre-approved by the Board or any appropriate committee of the Board so long as the foregoing activities do not materially interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company.

3.             Compensation and General Benefits

3.1           Base Salary.  During the Employment Term, the Company shall pay Executive a base salary in an annualized amount equal to $1,200,000.00 (“Base Salary”) payable pro rata according to the Company’s regular management payroll processes, and subject to adjustment as hereinafter provided.

3.2           Bonus.  During the Employment Term, Executive shall be eligible to participate in and to earn incentive or bonus awards under the Company’s annual Management Bonus Plan or such successor incentive or bonus plans that the Company may adopt from time to time for the benefit of its senior executives (collectively referred to as the “Annual Bonus Plan”), in accordance with the terms of the Annual Bonus Plan as in effect from time to time. The target level for each annual bonus shall not be less than 200% of Executive’s Base Salary for the year, provided that the Company achieves the applicable objectives established by the Board for the year.  Executive shall receive a guaranteed minimum bonus for 2007 (to be paid in March 2008 if Executive is employed by the Company on the date of such payment), equal to the target level of Executive’s Base Salary specified above prorated to reflect the number of days Executive was employed by the Company in 2007.  Executive’s 2007 bonus may be increased by the Compensation and Human Resources Committee of the Board (“Committee”) in its sole discretion. The guaranteed minimum bonus under this Section 3.2 shall be considered eligible compensation for purposes of applicable Company benefit plans.

3.3           Equity Incentive Compensation.  On the Grant Date (as defined in the Equity Agreement between Executive and Company dated August 10, 2007), the Company granted to Executive options and restricted stock as set forth on Exhibit B hereto and may subsequently, in the Company’s discretion, grant to Executive additional options, restricted stock, or other equity-based compensation pursuant to the Company’s Equity Incentive Plan (the “EIP”). The terms and conditions of the initial grants provided for in this Paragraph 3.3 and of any subsequent grants of options, restricted stock or other equity-based compensation will be determined by the Committee at the time of such grants in accordance with the EIP and will be set forth in grant agreements provided to Executive by the Company from time to time.

3.4           Compensation Reviews.  Executive’s compensation shall be reviewed at least annually by the Committee for the purpose of considering increases to Executive’s compensation.  In conducting this review, the Committee shall consider appropriate factors, including, without limitation, Executive’s individual performance, the Company’s financial condition and strategic direction and compensation afforded to senior executives of comparable corporations.  The Base Salary shall not be decreased without the written consent of Executive.

3.5           Vacation.  Executive shall be entitled to 30 days paid time off annually subject to the terms and conditions of the Company’s policy.

3.6           Employee Benefits.  The Executive and his eligible dependents shall be provided with health, retirement and other employee benefits and perquisites on the same basis as such benefits and are provided by the Company from time to time to the Company’s other senior executives.

3.7           Reimbursement of Expenses.  Upon submission of appropriate documentation in accordance with Company policy, the Company will promptly reimburse Executive for all reasonable expenses incurred by Executive (i) in connection with the negotiation and preparation of the Amended Employment Agreement dated August 29, 2007, between Executive and the Company, which reimbursement shall not exceed $40,000, and (ii) in the performance of his duties in accordance with the Company’s policies applicable to senior executives.

3.8      Relocation Expenses.  Company shall pay Executive’s reasonable expenses related to the relocation of his primary residence to the Denver, Colorado area, in accordance with the Company’s relocation policy applicable to senior executives.  Company will also pay reasonable out of pocket expenses of Executive’s travel between his current primary residence and Denver, Colorado and will pay Executive such additional amount as is necessary to provide Executive with an allowance of up to $5,000 per month for temporary housing and living expenses through February 15, 2008.   In addition, through June 30, 2008, Executive’s wife and/or minor child are authorized to use the Company aircraft to fly between Executive’s current primary residence and Denver, Colorado, unaccompanied by Executive.  Notwithstanding, Executive shall use his best efforts to relocate his permanent residence to Denver, Colorado as soon as possible after selling his principal residence, below.  The relocation payments shall also include provision for the Company to purchase Executive’s current principal residence as provided below.

If any payment of relocation expenses and any imputed income relating to Executive’s travel or travel of Executive’s wife and/or minor child pursuant to the previous paragraph between his current primary residence and Denver as described in the previous paragraph (other than payments with respect to the purchase of Executive’s principal residence) is subject to federal or state income tax, the Company shall pay to the Executive an additional amount such that after receipt of the additional amount, and payment of all applicable taxes on the additional amount, the Executive shall effectively incur no federal or state income tax with respect to such payment.  In the event Executive does not sell his current principal residence, the Company shall purchase, or cause Executive’s current principal residence to be purchased, at such time as elected by Executive on or prior to March 31, 2008, at the then-prevailing value as determined by taking the average of the values determined by independent appraisers chosen by Executive and the Company, with a third independent appraiser to be chosen by the prior two appraisers to value the property between the two prior values if there is a more than 5% difference between the values determined by the prior two appraisers.

3.9           Use of Corporate Aircraft.  In order to provide enhanced security for the Executive, the Company will require the use of Company aircraft for all travel (business and personal) by the Executive.  As a result of this requirement, the Company authorizes that the Executive’s spouse and family members may accompany the Executive on Company aircraft.  The Company will also make available to Executive reasonable private ground transportation for all business travel and for all travel to and from the airport.  All personal use of Company aircraft by the Executive and family members and related ground transportation to and from the airport shall be reasonable and shall be subject to annual review by the Committee.  All personal use of the Company aircraft by Executive and all use of Company aircraft by the Executive’s spouse (unless determined to be business use and substantiated as such consistent with Qwest policy) and other members of the Executive’s family shall be imputed to the Executive as income in accordance with applicable Treasury regulations, except as otherwise agreed by the Company and the Executive in writing.  The Executive shall also agree to use a Timeshare Agreement for non-family members who the Executive may invite to accompany him on Company aircraft, which will require the reimbursement by the Executive to the Company for such use up to the maximum amount permitted under FAR 91.501.

3.10         Home Security.  The Company shall require the Executive to obtain and maintain an appropriate home security system to provide security for the Executive at home in the Denver area and the Company shall reimburse the Executive for reasonable costs associated with the installation and maintenance of a home security system.

3.11         Flex Executive Benefits.  At the Executive’s initiative, the Company has agreed that Executive shall no longer receive an annual $75,000 cash payment for executive perquisites

4.             Termination of Employment

4.1           Termination Upon Death or Disability.  If Executive is unable to perform his duties as a result of death or Disability prior to the expiration of the Employment Term, Executive’s employment as Chief Executive Officer may be terminated and Executive (or Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive (i) the Accrued Benefits (as defined in Paragraph

4.2 below); and (ii) a pro-rata amount of the annual bonus that Executive would be eligible to receive under the terms and conditions of the Company’s Annual Bonus Plan for the year in which Executive’s termination occurs.  At its discretion, and only so long as Executive satisfies the definition of “disability” contained in the Qwest Disability Plan as amended from time to time (“the Plan”) Company may designate Executive as an employee solely to preserve his eligibility for disability benefits under the Plan.  Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind to Executive (or Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) upon a termination of employment by death or Disability.

4.2           Voluntary Termination.  If Executive terminates employment with the Company without Good Reason, Executive agrees to provide the Company with thirty days’ prior written notice.  The Company, in its sole discretion following its receipt of such written notice from Executive, may accelerate the termination of Executive’s employment and the right to any further compensation to a date prior to the 30th day after such written notice is given.  In the event that Executive’s employment is terminated under this Paragraph 4.2, Executive shall receive payment for (i) any earned but unpaid Base Salary or bonus; (ii) any accrued and unpaid vacation pay through the Date of Termination; (iii) any unreimbursed business expenses; and (iv) any other benefits the Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company, less required withholdings for applicable income and employment taxes (“Accrued Benefits”).  Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind to Executive on account of Executive’s termination of employment.

4.3           Termination for Cause.  The Company may terminate Executive’s employment with the Company at any time for Cause in accordance with Paragraph 4.6(a) below.  In the event that Executive’s employment is terminated under this Paragraph 4.3, Executive shall receive the Accrued Benefits.  Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind on account of Executive’s termination of employment or to make any payment in lieu of notice to Executive.  Except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

4.4           Termination Without Cause.  The Company may, at any time and without prior written notice, terminate Executive without Cause.  In the event that Executive’s employment with the Company is terminated without Cause, Executive shall receive the Accrued Benefits.  In addition, if Executive’s employment with the Company is terminated without Cause prior to the first anniversary of the Effective Date, Executive shall be entitled to receive the following severance payments:  (a) a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company’s Annual Bonus Plan for the year in which Executive’s termination occurs, to be paid to Executive on March 1 of the year following the Date of Termination; (b) an amount equal to his annual Base Salary, less required withholdings for applicable income and employment taxes, to be paid to Executive according to the Company’s regular management payroll schedule over 12 months; and (c) an amount equal to Executive’s

Annual Bonus at target to be paid to Executive on March 1 of the year following the Date of Termination.  If Executive’s employment is terminated after the first anniversary of the Effective Date, Executive shall be entitled to receive the following severance payments: (x) a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company’s Annual Bonus Plan for the year in which Executive’s termination occurs, to be paid to Executive on March 1 of the year following the Date of Termination; (y) an amount equal to two times Executive’s annual Base Salary, less required withholdings for applicable income and employment taxes, to be paid to Executive according to the Company’s regular management payroll schedule over 24 months; and (z) (i) an amount equal to Executive’s Annual Bonus at target, to be paid to Executive on March 1 of the year following the Date of Termination, and (ii) a second payment in an amount equal to his Annual Bonus at target, to be paid to Executive on March 1 of the second year following the Date of Termination.  Upon a termination at any time pursuant to this paragraph 4.4, Executive shall also be entitled to receive eighteen months of medical coverage for Executive and his qualified beneficiaries under COBRA subsidized at active management employee rates.  All payments under this paragraph 4.4 are subject to the restrictions set forth in paragraphs 4.8 and may be withheld in order to satisfy the requirements of Section 409A of the Internal Revenue Code.  Executive’s entitlement to the severance payments in this paragraph is conditioned on (i) Executive’s executing and delivering to the Company of a release of claims against the Company, in the form attached as Exhibit C, and on such release becoming effective, and (ii) Executive’s compliance with the restrictive covenants set forth in Articles 6 and 7.  Executive agrees that the Company shall have a right of offset against all severance payments for amounts owed to the Company by the Executive.  However, no such offset shall accelerate or defer any benefit provided under this Agreement in violation of Code Section 409A.  Except as specifically provided in this Paragraph 4.4 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

4.5           Termination for Good Reason.  Notwithstanding anything in this Article 4 to the contrary, Executive may voluntarily terminate his employment with the Company for Good Reason.  If Executive terminates his employment for Good Reason, he shall receive the benefits detailed in Paragraph 4.4 (subject to the same conditions set forth in Paragraph 4.4).

4.6           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.

(a)           “Cause” shall mean the occurrence of any one or more of the following events:

(1)           Commission of an act deemed by the Company in its reasonable discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties;

(2)           Unlawful conduct that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties, as determined by the Company in its reasonable discretion;

(3)           Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(4)           Continued failure to substantially perform Executive’s duties to the satisfaction of the Board (other than such failure resulting from Executive’s incapacity due to physical or mental illness) after the Company delivers written notice to Executive specifically identifying the manner in which Executive has failed to substantially perform his or her duties and Executive has been afforded a reasonable opportunity of at least 30 days to substantially perform his duties; or

(5)           A willful violation of the Qwest Code of Conduct or other Qwest policies that would reflect negatively upon Qwest or compromise the effective performance of Executive’s duties as determined by the Company in its reasonable discretion.

(b)           “Date of Termination” shall mean (i) if Executive is terminated as Chief Executive Officer by the Company for Disability, thirty days after written notice of such termination is given to Executive (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period); (ii) if Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given, provided that, in the case of a termination for Cause under Paragraph 4.6(a)(iv) above, Executive shall not have cured the matter or matters stated in the notice of termination within the 30-day notice period provided in Paragraph 4.6(a) above; (iii) if Executive terminates employment for Good Reason, the date of Executive’s resignation; provided that the notice and cure provisions in Paragraph 4.6(d) have been complied with; (iv) if Executive terminates employment for other than a Good Reason, the date specified in Executive’s notice in compliance with Paragraph 4.2; or (v) in the event of Executive’s death, the date of death.

(c)           “Disability” shall mean that Executive either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under the Company’s Disability Plan.

(d)           “Good Reason” shall mean Executive’s resignation from employment within 180 days after the occurrence of one of the events enumerated in this Paragraph 4.6(d), provided, however, that Executive must provide written notice to the Company within ninety days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty days after such notice is given to cure:

(i) a change of Executive’s title as Chairman and Chief Executive Officer or a material reduction in Executive’s responsibilities without Executive’s written consent;

(ii) a reduction in Base Salary or target Annual Bonus at any time during the Employment Term without Executive’s written consent;

(iii) relocation of Executive’s primary workplace to any place more than 35 miles from the Company’s offices in Denver, Colorado as of the Effective Date, except for usual and customary travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date; or

(iv) any material breach by the Company of any provision of this Agreement.

4.7           Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive under this Article 4 (other than in the case of death) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon.  If the termination provisions relied upon require notice and an opportunity to cure, then the Notice of Termination should set forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  The Notice of Termination should specify a Date of Termination and shall be delivered within the time periods set forth in the various subparagraphs of this Article 4, as applicable (the “Notice Period”); provided, however, that the Company may pay to Executive all Base Salary, benefits and other rights due to Executive during the Notice Period instead of employing Executive during such Notice Period.

4.8           Code Section 409A.  Notwithstanding anything herein to the contrary, to the extent that the Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under Article 4 or Paragraph 5.1 to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death (such date is referred to herein as the “Distribution Date”), provided, if at such time Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Article 4 or Paragraph 5.1 are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), Executive shall receive payments during the six-month period immediately following the Date of Termination equal to the lesser of (x) the amount payable under this Article 4 or Paragraph 5.1, as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under this Article 4 or Paragraph 5.1 during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Date of Termination).  In the event that the Board determines that the commencement of any of the employee benefits to be provided under Article 4 or Paragraph 5.1 are to be delayed pursuant to the preceding sentence, the Company shall require Executive to bear the full cost of such employee benefits until the Distribution Date at which time the Company shall reimburse Executive for all such costs.  In no event shall any payment or benefit provided under this Agreement that is subject to Code Section 409A and that is triggered upon the Executive’s termination of employment or Date of Termination, regardless of the reason for such termination, be paid unless such termination of employment or Date of Termination constitutes a separation from service within the meaning of Code Section 409A.

5.             Change in Control

5.1           Severance Benefits.  If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, within two years after the occurrence of a Change in Control, Executive shall be entitled to receive the Accrued Benefits and, in lieu of the benefits set forth in Paragraph 4.4 or 4.5, as applicable, the following severance payments, less required withholdings for applicable income and employment taxes: 2.99 times his Base Salary, paid in a lump sum; 2.99 times Executive’s most recent target annual bonus, paid in a lump sum; and eighteen months of medical coverage for Executive and his qualified beneficiaries under COBRA subsidized at active management employee rates; provided, however, that Executive’s entitlement to the severance payments in the foregoing clause is conditioned on (i) Executive’s executing and delivering to the Company of a release of claims against the Company, in the form attached as Exhibit C, and on such release becoming effective, and (ii) Executive’s compliance with the restrictive covenants set forth in Articles 6 and 7. Executive agrees that the Company shall have a right of offset against all severance payments for amounts owed to the Company by the Executive as of the Date of Termination.

5.2           Change in Control. A Change in Control will be deemed to have occurred if either (i) any individual, entity, or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”)), acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of either (A) the then-outstanding shares of Stock (“Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”) or (ii) at any time during any 12-month period (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof.

6.             Confidential Information

During the term of this Agreement and forever thereafter, Executive agrees to keep confidential all information provided by the Company, including any trade secrets and any information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company (collectively, “Confidential Information”), and not to release, use, or disclose the Confidential Information, except in connection with performance of Executive’s duties under this Agreement or with the prior written permission of the Company.  Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.  Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of the Company (or containing other secret or Confidential Information of the Company) made or acquired by Executive during Executive’s employment, is and shall be the sole and exclusive property of the Company.  Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive, or (ii) the Executive is required to disclose pursuant to court, administrative hearing officer or other judicial or duly authorized governmental representative request or demand for such disclosure, unless the Company has obtained an appropriate protective order that prohibits such disclosure and the Company has advised the Executive of such protective order prior to the Executive’s fulfillment of such request or demand; provided, however, that no disclosure may be made by Executive pursuant to this clause (ii) until Executive has promptly notified the Company of such request or demand and the Company has had a reasonable opportunity to secure a protective order prohibiting disclosure.  In the event that such protective order is not obtained, Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required and shall exercise Executive’s reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

7.             Covenants of Executive

7.1           Unfair Competition.  Executive agrees that, during the Employment Term and for a period of two years following a termination of employment he will not, directly or indirectly, engage in any business or activity which is in direct competition with the Company or of any of its subsidiaries or affiliates in the telecommunications business.  The foregoing shall not apply to passive investments by Executive of up to 2% of the voting stock of any publicly traded company or 5% of the voting stock or other securities of any privately held company, or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company.

7.2           Solicitation of Employees.  During the Employment Term and for a period of two years following a termination of employment, Executive shall not, directly or indirectly, individually, or together with or through any other person, firm, corporation or entity, (i) hire any member of senior management of the Company (defined as an officer with a title of vice president or higher) who is then in the employ of the Company, (ii) solicit for hire any employee of the Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this clause (ii), or (iii) interfere with the relationship between any of the foregoing persons and the Company.  Subparagraph (i) means, among other things, that Executive may not have any part in hiring a member of Qwest’s senior management team even if Executive is contacted by the Qwest employee first.

7.3           Solicitation of Customers and Suppliers.  Executive agrees that, during the Employment Term and for a period of two years following a termination of employment other than following a Change in Control, Executive shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity (i) use the Company’s Confidential Information to solicit the business of any material customers of or suppliers to the Company, (ii) encourage any person or entity which is a customer of the Company to cease, reduce, limit or otherwise alter in a manner adverse to the Company its existing business or contractual relationship with the Company, or (iii) otherwise interfere with the relationship between any of the foregoing persons or entities and the Company.

7.4           Compliance with Company Policies.  Executive agrees that, during the Employment Term, he shall comply with the Company’s Code of Conduct and other policies and procedures reasonably established by the Company from time to time, including but not limited to policies addressing matters such as management, supervision, recruiting and diversity.

7.5           Cooperation.  For a period of two years following termination of Executive’s employment under this Agreement, Executive shall, upon Company’s reasonable request, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request.  Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time.

Recognizing that upon Executive’s separation from the Company, participating in interviews or witness preparation sessions may be a burden, the Company agrees to reimburse Executive for the time Executive spends involved in interviews and witness preparation sessions requested by Qwest at a rate equal to Executive’s final Base Salary, computed on an hourly basis (assuming a 40 hour work week), for such time actually spent in such interviews or witness preparation sessions.  In addition, Company will reimburse Executive for reasonable expenses Executive incurs in connection with such interviews and witness preparation sessions.  Company will not be obligated to reimburse Executive for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Executive other than the payments by the Company referred to in the two previous sentences of this paragraph; provided, however, nothing in this paragraph shall impair or limit any rights or entitlement Executive may have to indemnification and director’s and officer’s liability insurance coverage.  The parties further agree that Company will not, and will not be obligated to, reimburse Executive for any time spent testifying in any proceeding (including, but not limited to, appearances at depositions, hearings and trials), although the Company will reimburse reasonable expenses for such appearances, as provided above.  The Company also shall pay the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing, but only if there is a conflict of interest that would prevent the Company’s own outside or inside legal counsel from adequately representing Executive’s interests as well as the Company’s interests and with the Company’s prior approval.

Nothing in this Agreement shall limit, restrict, preclude, require or influence Executive’s testimony in any Proceeding or cause Executive not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative.

Company’s obligation to reimburse Executive as described above is conditional upon Executive providing, at all times, information that he objectively, reasonably and in good faith believes to be truthful in connection with any Proceeding.

7.6           Return of Business Records and Equipment.  Upon termination of Executive’s employment hereunder, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company.  Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

7.7           Restricted Periods.  The periods restricting Executive’s activities set forth in Article 6 and Paragraphs 7.1, 7.2 and 7.3 shall be extended by the length of any period during which Executive is in breach of the terms and provisions of such Article or Paragraphs.

7.8           Specific Performance and Remedies.  The parties hereby agree that irreparable damage would occur in the event any provision of Article 6 or Paragraphs 7.1, 7.2 and 7.3 of this Agreement were not performed in accordance with its terms.  Executive hereby agrees that should Executive breach any covenant under Article 6 or Paragraphs 7.1, 7.2 and 7.3 of this Agreement or threaten to breach any such covenant, Company shall be entitled (in addition to, and not in lieu of any other right or remedy that may be available to it) to temporary and permanent injunctive relief from an arbitrator or court of competent jurisdiction, without posting any bond or other form of security and without the necessity of proving actual damages. In view of the position of confidence which Executive will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his employment, Executive expressly acknowledges that the restrictive covenants set forth in Article 6 and Paragraphs 7.1, 7.2 and 7.3 are material and essential conditions of Executive’s employment with the Company without which the Company would not have entered into this Agreement and are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates.  Executive further acknowledges that (i) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under any provision contained in Article 6 or Paragraphs 7.1, 7.2 and 7.3, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of any provision contained in Article 6 or Paragraphs 7.1, 7.2 and 7.3 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

7.9           Scope and Duration of Restrictions.  The parties hereby expressly agree that the duration and scope of restrictions set forth in Article 6 and Paragraphs 7.1, 7.2 and 7.3 are reasonable.  In the event that any arbitrator or court of competent jurisdiction shall hold that the duration or scope or other term of a restriction set forth in Article 6 or Paragraphs 7.1, 7.2 and 7.3 is unreasonable or unenforceable under circumstances now or hereafter existing, the maximum duration or scope of restriction or other term reasonable under such circumstances shall be substituted, and each party hereto shall petition any such arbitrator or court to cause the maximum duration or scope of restriction or other term reasonable under such circumstances to be so substituted for the duration or scope of restriction or other term set forth herein.

8.             Indemnification and Advancement.  In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall advance Executive’s related expenses when and as incurred, including but not limited to attorney fees, as set forth in the current by-laws of the Company.  During his employment with the Company and thereafter so long as the Executive may have liability arising out of his service as an officer or director of the Company, the Company agrees to continue and maintain a director’s and officer’s liability insurance policy covering the Executive with coverage no less than that available to active directors and officers of the Company.

9.             Warranties and Representations.  Executive hereby represents and warrants to the Company that he is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

10.          Notices.  All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or prepaid overnight courier to the party entitled thereto at the address stated below, or to such changed address as the addressee may have given by a similar notice, and shall be deemed received upon actual receipt:

To the Company:	Qwest Communications International Inc. 1801 California Street, Ste. 5200 Denver, Colorado 80202 Attn: General Counsel

With a Copy to:	Gibson, Dunn & Crutcher LLP 1801 California Street, Ste. 4200 Denver, Colorado 80202 Attn: Richard Russo, Esq. Edward A. Mueller

To Executive:	At the address maintained in the Company’s business records

With a Copy to:	Vedder, Price, Kaufman & Kammholz, P.C. 222 N. LaSalle Street, Ste. 2600 Chicago, Illinois 60601 Attn: Robert J. Stucker, Esq.

11.          General Provisions

11.1         Waiver.  No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.

11.2         Amendments.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive in his personal capacity and by the Chairman of the Compensation and Human Resources Committee of the Board.

11.3         Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement and such provision may be modified in such manner as such court or arbitrator shall reasonably determine in order to give maximum effect to the intent of the parties as expressed herein.

11.4         Assignment.  No right to or interest in any payments shall be assignable by either party; provided; however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.  Further, the Company may assign this Agreement: (i) to an affiliate so long as such affiliate assumes the Company’s obligations hereunder, or (ii) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or shares to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company’s obligations hereunder.

11.5         Successors and Assigns.  This Agreement and the obligations of the Company and Executive hereunder shall be binding upon and shall be assumed by their respective successors including, without limitation, any corporation or corporations acquiring the Company, whether by merger, consolidation, sale or otherwise.

11.6         Governing Law; Venue; Jurisdiction. This Agreement is deemed to be accepted and entered into in Denver, Colorado.  Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of Colorado without giving effect to its rules governing conflicts of laws.  Executive agrees that in any proceeding to enforce this Agreement, or in any dispute that arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, venue and jurisdiction are proper in the City and

County of Denver, and (if federal jurisdiction exists) the United States District Court for the District of Colorado, and Executive waives all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

11.7         No Representation.  No officer, employee or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereto which is not contained herein, and Executive agrees that he has not executed this Agreement in reliance upon any such representation or promise.

11.8         Interpretation of Agreement.  Each of the parties has been represented by counsel in the negotiation and preparation of this Agreement.  The parties agree that this Agreement is to be construed as jointly drafted.  Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

11.9         Headings.  The headings of paragraphs and subparagraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.10       Entire Agreement.  This document constitutes the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings and representations are hereby terminated and cancelled in their entirety and are of no further force or effect.

11.11       Counterparts.  This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts was upon the same instrument, and all such counterparts shall constitute but one instrument.

11.12       No Mitigation of Damages.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination.  The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive’s then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.

11.13       Dispute Resolution; Arbitration.  Executive and the Company agree that in the event a dispute arises concerning or relating to Executive’s employment with the Company, or any termination therefrom, the parties first shall attempt in good faith to resolve such dispute through mediation.  If a resolution through mediation is not reached, then such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services (“JAMS”) by a single impartial arbitrator experienced in employment law selected as follows:  Company and Executive will attempt in good faith to agree upon impartial arbitrator within thirty days of a request for arbitration.  If the parties cannot agree, they shall request a panel of ten arbitrators from JAMS and select an arbitrator pursuant to the JAMS rules.  The arbitration shall take place in Denver, Colorado, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS’ rules and procedures.  The Federal Arbitration Act, as amended, 9 U.S.C. § 1 et seq., (“FAA”) and not state law, shall govern the arbitrability of all claims, provided they are enforceable under the FAA.  Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law.  The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute.  The arbitrator shall also have the authority to award any and all relief or remedies provided under the statute or other law pursuant to which an asserted prevailing claim or defense is raised, as if the matter were being decided in court. The arbitrator may award punitive damages, if and only to the extent allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended; and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes. The arbitrator has no other authority to award punitive damages.  The arbitrator will apply applicable statutes of limitation, including contractual statutes of limitations, will honor claims of privilege recognized by law, and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The prevailing party in any arbitration shall be entitled to receive reasonable attorneys’ fees, only to the extent such fees are provided by the statute or other law pursuant to which an asserted claim or defense is raised, as if the matter were being decided in court. Reimbursement of arbitration or legal fees and expenses under this Paragraph 11.13 shall be subject to the following: (a) such reimbursement shall be available to the Executive for the period during which this Agreement is enforceable; (b) no reimbursement provided during the Executive’s taxable year shall affect reimbursements provided in any other taxable year of the Executive; (c) reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (d) no reimbursement provided under this Paragraph 11.13 shall be subject to liquidation or exchange for another benefit.  The arbitrator’s decision and award shall be final and binding, as to all Claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Executive will pay the arbitrator’s fees and expenses up to $150 and Qwest will pay any arbitrator fees and expenses in excess of such amount. Qwest will pay all of the arbitrator’s fees and expenses if it commences the arbitration. The existence and subject matter of all arbitration proceedings, including without limitation, any settlements or awards there under, shall remain confidential and be subject to the Confidentiality provision of this Agreement. Executive and Qwest agree that if any term or portion of this Arbitration provision is, for any reason, held to be invalid or unenforceable or to be contrary to public policy or any law, then the invalid or unenforceable term or portion shall be severed in its entirety from this Agreement and the remainder of this Arbitration provision shall not be affected by any such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within the Arbitration provision.  Executive understands that Qwest would suffer irreparable harm in the event of breached confidentiality, and such harm would not be fully compensable in monetary damages. If any party hereto files a judicial action asserting Claims subject to this Arbitration provision, and another party successfully stays such action and/or compels arbitration of such Claims, the party filing the initial judicial action shall pay the other party’s costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees.  THE COMPANY AND EXECUTIVE FURTHER AGREE THAT THE DISPUTE RESOLUTION PROCEDURE AS PROVIDED IN THIS PARAGRAPH 11.13 SHALL BE THE EXCLUSIVE AND BINDING METHOD FOR RESOLVING ANY SUCH DISPUTE AND WILL BE USED INSTEAD OF ANY COURT ACTION, WHICH IS HEREBY EXPRESSLY WAIVED, EXCEPT FOR ANY REQUEST BY EITHER PARTY HERETO FOR TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF, OR A CHARGE OF DISCRIMINATION FILED WITH AN ADMINISTRATIVE AGENCY.

11.14  Conditional Repayment of Payments and Benefits.  If Executive receives benefits under this Agreement, and, within two years following Executive’s termination of employment, Company determines that during Executive’s employment with Qwest, Executive engaged in conduct that would have constituted “Cause” for termination (as defined in paragraph 4.6(a) above), regardless of (i) when during Executive’s employment with Qwest such conduct occurred, (ii) when Qwest knew or learns of such conduct or should have known of such conduct, or (iii) what Qwest now knows or should have known about Executive’s conduct, then Company shall provide to Executive (or, if applicable, Executive’s estate or beneficiary) written notification of such determination, which written notification shall expressly set forth the basis for Company’s determination in reasonable detail.  After Company provides this written notification to Executive, it may stop or withhold any payments which have not been made under this Agreement.  If Executive disputes that such Cause exists or existed, Executive and his counsel shall make a presentation to the Company to request that Company withdraw such determination.  If the matter is not settled or resolved after Executive’s presentation to the Company, either party may commence an arbitration pursuant to the procedure set forth in Paragraph 11.13 of this Agreement.  In addition, if Executive breaches Executive’s obligations under Article 6 or Paragraphs 7.1, 7.2 or 7.3 of this Agreement, Company may stop or withhold any payments which have not been made under this Agreement.

If the arbitrator finds that Cause exists or existed or that Executive has breached Executive’s obligations under Article 6 or Paragraphs 7.1, 7.2 or 7.3 of this Agreement, or if Executive does not timely commence an action disputing Company’s Cause determination, Executive shall make prompt repayment to Company of the cash payments provided under this Agreement and other benefits received by Executive pursuant to this Agreement (including, but not limited to, the value of any discounted COBRA coverage).  Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code paragraph 1274.  Interest shall begin to accrue on the 31st day after Executive (or, if applicable, Executive’s estate or beneficiary) received Company’s written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Company.  If Company notifies Executive (or, if applicable, Executive’s estate or beneficiary) in writing of the determination that Cause for termination exists prior to having made the payments required pursuant to this Agreement, such payment shall not be made unless the Company withdraws its determination, if the court determines that Cause did not exist, or if the parties agree otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Chairman of the Compensation and Human Resources Committee

Date:

EDWARD A. MUELLER

Date:

Exhibit A

Board Service

Cakebread Winery of Napa Valley

The Clorox Company

McKesson Corporation

Exhibit B

Initial Grant of Stock Options and Restricted Stock

Subject to the terms of the Equity Agreement between Executive and the Company dated August 10, 2007 (the “Grant Date”), the Executive was granted: (1) non-qualified options to acquire 2,083,000 shares of Common Stock (the “Option Award”); and (2) shares of restricted Common Stock having an approximate value of $7,500,000 (the “Restricted Stock Award”).  The option price with respect to the Option Award is the closing price per share of the Common Stock reported on the New York Stock Exchange on the Grant Date. The number of shares of restricted Common Stock was determined by dividing the dollar value above by the closing price per share of the Common Stock reported on the New York Stock Exchange on the Grant Date, then rounding to the nearest 1,000 shares.

EXHIBIT C

WAIVER AND RELEASE AGREEMENT

1.                                       Release and Waiver of Claims and Covenant Not to Sue.

As a free and voluntary act, you hereby release and discharge and covenant not to sue, Qwest Communications International Inc., any present or former subsidiary or affiliated Company, any predecessor or successor, and the directors, officers, employees, shareholders and agents of any or all of them, (hereinafter “Qwest”), from any and all debts, obligations, claims, liability, damages, punitive damages, demands, judgments and/or causes of action of any kind whatsoever, including specifically but not exclusively:

•              all claims relating to or arising out of your employment with Qwest;

•              all claims arising out of your Employment Agreement or any other agreements between you and the Company, except as specifically set forth herein;

•              all claims relating to or arising from any claimed breach of an alleged oral or written employment contract, quasi-contracts, implied contracts, payment for services, wages or salary and/or promissory estoppel;

•              any alleged tort claims;

•              any claims for libel and/or slander;

•              all claims relating to purported employment discrimination or civil rights violations or arising under any federal or state employment statutes including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Worker Adjustment and Retraining Notification Act; claims under the Colorado Anti-Discrimination Act; and claims under the Employee Retirement Income Security Act of 1974, as amended; or any other applicable federal, state or local statute or ordinance, including claims for attorneys’ fees;

•              any and all claims which you might have or assert against Qwest (1) by reason of your employment with and/or termination of employment from Qwest and all circumstances related thereto; or (2) by reason of any other matter, cause, or dispute whatsoever between you and Qwest which arose prior to the effective date of this Agreement.  This Agreement excludes any claims you may make under (1) the applicable state unemployment compensation laws, (2) applicable workers’ compensation statutes, (3) for indemnification to the extent permitted or required by the bylaws of a Qwest company, your Employment Agreement or applicable state law; (4) claims as a shareholder of Qwest; (5) the right to enforce the severance and benefit continuation provisions of your Employment Agreement and any other provision of your Employment Agreement that by its terms extends beyond your termination of employment; (6) claims for vested employee benefits; and (7) claims which arise after the execution of this Agreement;

•              your right to seek individual relief on your own behalf for any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to your employment or termination of employment with Qwest.

2.                                       By signing this Waiver and Release Agreement, you confirm that that you are subject to the Arbitration agreement set forth at paragraph 11.13 of your Employment Agreement.

3.                                       You agree that the severance payments and benefits provided by your Employment Agreement are considerations to which you would not otherwise be entitled unless you sign this Agreement, and that these considerations constitute payment in exchange for signing this Agreement.

4.                                       If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable.  You agree that if any portion of this Agreement is found to be unenforceable or prohibited, the remainder of this Agreement shall remain in full force and effect, unless the material terms and intent of this Agreement are materially changed by the fact that a portion of this Agreement is unenforceable or prohibited.

5.                                       You agree that this Agreement shall not be admissible in any proceeding as evidence of any improper conduct by Qwest against you and Qwest denies that it has taken any improper action against you in violation of any federal, state, or local law or common law principle.

6.                                       You acknowledge that no promises or representations have been made to induce you to sign this Agreement other than as expressly set forth herein and that you have signed this Agreement as a free and voluntary act.

7.                                       You acknowledge that this Waiver and Release Agreement means, in part, that you give up all your rights to damages and/or money based upon any claims against Qwest of age discrimination.  You do not waive your rights to make claims for damages and/or money which arise after the date this Agreement is signed.  Under the Age Discrimination in Employment Act, you have the right within seven days of the date you sign this Agreement to revoke your waiver of rights to claim damages and/or money.  In the event you revoke your agreement to be obligated to the terms of this Agreement, the benefits offered herein shall be null and void, meaning you will receive no involuntary termination benefits under your Severance Agreement.  To be effective, your revocation must be in writing and delivered to Executive Vice President and Chief Human Resources Officer, Qwest Communications International, Inc. 1801 California Street, Denver, Colorado 80202, within the seven-day period.  If by mail, the revocation must be (1) postmarked within the seven-day period, (2) properly addressed, and (3) sent by certified mail, return receipt requested.

8.                                       You acknowledge that you (a) have had sufficient opportunity (not less than 45 days) to review this Waiver and Release Agreement, (b) have been encouraged to consult with and have had sufficient opportunity to consult with your attorney and financial advisor before signing this Waiver and Release Agreement, and (c) that you understand and agree to all of the terms of this Waiver and Release Agreement.

AGREEMENT

I have read and I understand the terms of the foregoing Waiver and Release, and I hereby agree to all of the terms of the foregoing Agreement.

Executive’s Signature	(Date)

Please return all pages of this signed agreement to:

Executive Compensation

1801 California Street

23rd Floor

Denver, Colorado 80202